Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into between Michal Cann (subsequently referred to as “Mr. Cann”) and Washington Banking Company, Inc., Whidbey Island Bank and all of its subsidiaries or affiliates (collectively, “WBC” or “Employer”). Both parties to this Agreement wish to clearly set forth the terms and conditions of Mr. Cann’s separation from employment with WBC and resolve all issues related to the employment agreement between Mr. Cann and WBC dated May 6, 2005 (“Employment Agreement”).
     In exchange for enhanced severance and other benefits described in this Agreement, Mr. Cann and WBC agree as follows:
     1. Resignation. Mr. Cann hereby resigns from employment (including all officer positions) with and the Boards of Directors of WBC and Whidbey Island Bank effective September 30, 2008. (“Retirement Date”). Between the date of this agreement and the Retirement Date, Mr. Cann shall be expected to perform his normal duties as directed by Tony Pickering, Chairman of the Board of Directors, and any task necessary to transition his responsibilities to others, and WBC shall provide Mr. Cann his regular Base Salary (as defined in the Employment Agreement) and benefits.
     2. Vacation. As of the Retirement Date, WBC shall pay to Mr. Cann an amount equal to his accrued but unused vacation. This payment, less normal payroll and withholding taxes, shall be made with the next regularly scheduled payroll after the Retirement Date.
     3. Enhanced Severance Payment. Consistent with the Employment Agreement, WBC shall pay Mr. Cann two years of his Base Compensation, less applicable payroll and withholding taxes, as severance pay. For the purposes of this Agreement, the Base Compensation used to calculate the severance pay shall be (a) the highest Base Salary paid to Mr. Cann over the three years immediately preceding the Retirement Date plus (b) two times his last-paid annual bonus or the average annual bonus (cash plus the value of any stock issued in lieu of cash bonuses) paid to Mr. Cann over the previous three years, whichever is greater. This severance pay will be paid as follows: (a) one-half of the total amount paid in a lump sum on or before the next regularly scheduled payroll date after the Effective Date of this Agreement; and (b) the remaining one-half paid in equal installments in conjunction with WBC’s regularly scheduled payroll through September 30, 2009. In the event of Mr. Cann’s death prior to payment of the entire severance obligation, any remaining unpaid severance pay due under this paragraph will be accelerated and paid in a lump sum to his estate.
     4. Stock Options. On the Retirement Date, WBC shall accelerate the vesting of Mr. Cann’s unvested stock options and restricted stock. Other than this accelerated vesting, the terms of all of Mr. Cann’s stock options shall be governed by any applicable plan or grant.
     5. Medical Insurance/COBRA. After September 30, 2008, Mr. Cann shall have the right to purchase group medical, dental and vision insurance continuation coverage pursuant to his rights under the COBRA statute and regulations. Provided that Mr. Cann elects continuation coverage under COBRA, WBC shall pay Mr. Cann’s insurance premiums for the group medical, dental and vision insurance continuation coverage for up to eighteen (18) months beginning October 1, 2008, and ending March 31, 2010, provided, however, if Mr. Cann becomes eligible for another employer’s health insurance plan or otherwise becomes ineligible to continue his health insurance under COBRA, such health insurance premium payments shall cease. Mr. Cann shall notify WBC immediately upon eligibility for another such health plan.
     6. Other Benefits. After the Retirement Date, Mr. Cann’s participation and conversion rights in any other benefits programs shall be governed by the terms of the applicable plan and any legal requirements.
     7. Automobile. Upon the Retirement Date, WBC agrees to transfer title to Mr. Cann to the automobile (2005 Chevrolet Tahoe) that Mr. Cann has been using for WBC-related business.
     8. Confidentiality. Mr. Cann acknowledges that under the provisions of previously executed agreements, and under applicable laws including the Washington Trade Secrets Act, he is obligated to maintain confidential all trade secret, proprietary, confidential and other information not publicly known of or about WBC or any of its customers, employees or business partners. Mr. Cann affirms his agreement to maintain the confidentiality of all such information, including his obligations under Section 8 of his Employment Agreement. In addition, Mr. Cann agrees to maintain the confidentiality of the terms of this Agreement, except that he may share the terms with his wife, attorney or tax advisor. Similarly, WBC agrees to maintain the confidentiality of this Agreement, except that WBC may share the terms with its senior management (such as its President), Board members, attorneys, accountants, regulatory authorities and as may be required by law.
     9. References. All inquiries about Mr. Cann including any requests for reference information shall be directed to WBC’s Vice President of Human Resources, who shall confirm Mr. Cann’s title, dates of employment and that he departed WBC as a voluntary retirement.
     10. Return of Property. As of the Retirement Date, Mr. Cann will return to WBC all company-owned property in his possession, if any, specifically including all keys and card key badges to company buildings or property, all company-owned equipment, and all company documents and papers, including but not limited to trade secrets or confidential company information.
     11. Non-Solicitation of Employees and Customers. Mr. Cann reaffirms his nonsolicitation obligations stated in Section 9 of his Employment Agreement, except that the parties agree that the period of the non-solicitation restriction shall be reduced from two years to one year from the Retirement Date.
     12. Non-Competition Agreement. Mr. Cann reaffirms his non-competition obligations under Section 7 of the Employment Agreement, except that the parties agree that the period of the non-competition restriction shall be reduced from two years to one year from the Retirement Date.

     13. Release. In exchange for the enhanced severance and other benefits described above, Mr. Cann, on behalf of himself and his marital community, irrevocably and unconditionally waives, releases, and forever discharges, WBC and all of its parent, affiliated or subsidiary organizations, any employer-sponsored employee benefit plans and each of their respective directors, officers, agents, trustees, employees, employee-spouses, successors and assigns (collectively “the Releases”), from any and all claims or damages (including attorney’s fees and costs actually incurred), whether known or unknown, which have arisen through the date of this Agreement related in any way to his employment by WBC or his separation. This release includes but is not limited to, claims under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act, and the Employee Retirement Income and Security Act of 1974, as well as any tort or contract claims or any other claims arising from any alleged legal restrictions of the right of WBC to compensate, manage or terminate its employees. This release shall not prohibit Mr. Cann from filing a charge with the Equal Employment Opportunity Commission but shall be a waiver of any damages or monetary recovery therefrom. This release does not affect or include claims Mr. Cann may have in a capacity other than as an employee, such as rights as a shareholder or customer of WBC.
     14. Voluntary Agreement. Mr. Cann understands and acknowledges the significance and consequences of this Agreement. Mr. Cann acknowledges that it is voluntary and he has not signed it as a result of any coercion. Mr. Cann acknowledges that he was given at least twenty-one (21) days after receipt of this document during which to consider this Agreement and that he has been encouraged to consult with an attorney prior to signing it, and that he signs it only after careful consideration and analysis. In the event that Mr. Cann signs this Agreement before expiration of this consideration period, the remaining time shall be waived.
     15. Revocation Period. Mr. Cann understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. This Agreement will not be effective until the eighth day after it is signed or the Retirement Date, whichever occurs later (“Effective Date”).
     16. No Admission of Liability. This Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of Mr. Cann or WBC or its agents or employees.
     17. Non-Disparagement. Mr. Cann reaffirms his obligations not to disparage WBC or its past or present officers, directors, agents, employees, products or services in any form or forum to any person or entity as stated in Section 10 of his Employment Agreement. WBC, through its President and Board of Directors, shall not disparage Mr. Cann. Both WBC and Mr. Cann shall characterize Mr. Cann’s departure as a voluntary retirement.
     18. Entire Agreement. The Agreement contains the entire understanding between Mr. Cann and WBC regarding the subject matter of this Agreement. It supersedes the Employment Agreement and all other agreements that relate to the termination of Mr. Cann’s employment (or the benefits available as a result thereof) between the parties except that Sections 7, 8, 9, and 10 of the Employment Agreement shall remain in effect except as expressly modified herein. This Agreement may not be modified except in writing signed by Mr. Cann and by WBC.

     19. Miscellaneous. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It supersedes any other such promises or representations unless specifically identified in this Agreement. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Mr. Cann and WBC. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Washington and an action for breach of this Agreement may only be filed in federal or state courts residing in King County, Washington.
MR. CANN ACKNOWLEDGES AND UNDERSTANDS THAT THE ABOVE AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN, TO THE EXTENT SPECIFIED IN SECTION 13 ABOVE AND EXECUTES THIS AGREEMENT WITH FULL KNOWLEDGE OF ITS CONTENTS AND OPPORTUNITY FOR CONSULTATION WITH LEGAL COUNSEL.

Dated: 9/23/08	Employee:	/s/ Michal Cann
Michal Cann

Dated: 9/23/08	Washington Banking Company, Inc.
	By:	/s/ Anthony B. Pickering
Its Chairman of Board of Directors

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